UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 26, 2008
Hanmi Financial Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30421 (Commission File Number)	95-4788120 (IRS Employer Identification No.)

3660 Wilshire Boulevard Los Angeles California (Address of Principal Executive Offices)	90010 (Zip Code)
Registrant’s telephone number, including area code: (213) 382-2200
Not applicable
(Former name of former address, if changed since last report)
     Check the appreciate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(a) and (d).	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 26, 2008, Mr. Mark Mason tendered his resignation from the Board of Directors of Hanmi Financial Corporation and Hanmi Bank, effective the same day. Mr. Mason tendered his resignation as a result of fundamental differences between himself and a majority of the Board of Directors with respect to corporate governance. A copy of Mr. Mason’s resignation letter is attached hereto as Exhibit 17.1. Mr. Mason served on Hanmi’s Audit Committee, Nominating, Corporate Governance and Compensation Committee, and Planning Committee.
On November 26, 2008, the Board of Directors of Hanmi Financial Corporation (“HFC”) nominated Mr. Paul Seon Kim to the HFC and Hanmi Bank Boards. Mr. Kim’s appointment is subject to receipt of a notice of non disapproval from the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. Subject to receipt of the proper regulatory notices, Mr. Kim will be appointed as a Class III director. Mr. Kim, who began his career in 1971, was most recently president and CEO of Uniti Financial Corporation in Buena Park; prior to that he spent nine years as president and CEO of Center Financial Corporation; and from 1986 to 1998 he served at Hanmi Financial in various capacities, including chief marketing officer, chief credit officer, and chief financial officer. The Board has not yet determined what committees Mr. Kim will be appointed to. At such time as the committee assignments have been determined, HFC will file an amendment to this Form 8-K.
There are no arrangements or understandings between Mr. Kim and any other person pursuant to which Mr. Kim was appointed as director. There are no transactions in which Mr. Kim had an interest requiring disclosure under Item 404(a) of Regulation S-K. The Board is in process of considering various Director candidates for appointment to the Board of Hanmi Financial Corporation and Hanmi Bank.
A copy of the press release announcing Mr. Kim’s nomination and Mr. Mason’s resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
17.1	Letter of Resignation from Mr. Mason, dated November 26, 2008

99.1	Press Release dated December 3, 2008, issued by Hanmi Financial Corporation

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2008	Hanmi Financial Corporation
	By:	/s/ Jay S. Yoo
Jay S. Yoo
President and Chief Executive Officer